UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549


                                       FORM 12b-25

                            Commission File Number:  333-131017
                                        ---------

                              Notification of Late Filing

                                      (Check One):

[X]  Form  10-K [ ] Form  20-F  [ ] Form  11-K  [ ] Form  10-QSB [ ] Form N-SAR

For Period Ended:  April 30, 2006

                 [  ]  Transition  Report  on  Form  10-K
                 [  ]  Transition  Report  on  Form  20-F
                 [  ]  Transition  Report  on  Form  11-K
                 [  ]  Transition  Report  on  Form  10-Q
                 [  ]  Transition  Report  on  Form  N-SAR

    For the Transition Period Ended:


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                           PART I - REGISTRANT INFORMATION


                                CRAWFORD LAKE MINING INC.
                          ------------------------------------
                            Full Name of Registrant


                          ------------------------------------
                              Former Name, if Applicable

                                    4372 Greta Street
                       -------------------------------------------
           Address of Principal Executive Office (Street and Number)

                      Burnaby, British Columbia, Canada V5J 1N8
                      -----------------------------------------
                               City, State and Zip Code

 PART II - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X]     (a)  The reasons described in reasonable detail in Part III of this form
	     could not be eliminated without unreasonable effort or expense;

[X]     (b)  The subject annual report, semi-annual report, transition report on
 	     Form 10-K, Form 20-F, 11-K or Form N- SAR, or portion thereof will be
	     filed on or before the fifteenth calendar day following the prescribed
	     due date; or the subject quarterly report or transition report on Form
	     10-Q, or portion thereof will be filed on or before the fifth calendar
	     day following the prescribed due date;  and

[ ]    (c)   The accountant's statement or other exhibit required by Rule 12b-
	     25(c) has been attached if applicable.


                                PART III - NARRATIVE


State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

The independent accountant responsible for auditing our financial statements for the period ended April 30, 2006 has indicated that it will require more time to complete the audit.


                            PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contract in regard to this notification.

      John Fiddick                  604                 435-1141
      --------------             ---------          ----------------
         (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

       [X]  Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       [ ]  Yes  [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        N/A

                               CRAWFORD LAKE MINING INC.
                       ------------------------------------------
                      (Name of Registrant as specified in charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  July 31, 2006                               By: /s/ John Fiddick
                                                    ---------------------------
                                                    John Fiddick, President